Exhibit 4.1

FORM OF BEQUEST BOND

April 1, 2024

FOR VALUE RECEIVED, the undersigned, Bequest Bonds I, Inc., a Delaware corporation, (the “Maker”), PROMISES TO PAY to the order of _________________ (together with its successors and assigns, the “Payee”) the principal sum of _______________________ ($________________), together with interest at the rate specified below. This Bequest Bond (the “Bond”) is being issued pursuant to the terms of the Bequest Bond Investor Agreement of even date herewith by and between the Maker and the Payee.

1. Principal and Term. The Outstanding Principal Balance (as defined herein) shall be due and payable either upon the demand of the Payee or redemption by Maker as set forth in Section 2(c) hereof. The term “Outstanding Principal Balance” means, as of any date of determination, the principal amount of this Bond that remains unpaid.

2. Interest.

(a) Calculation; Payment of Interest. Compound (if selected) interest shall accrue on the Outstanding Principal Balance, as follows (check one):

____ Class A Bonds at a per annum interest rate of 5% (immediately redeemable);

____ Class B Bonds at a per annum interest rate of 6% (six-month maturity);

____ Class C Bonds at a per annum interest rate of 7% (one-year maturity);

____ Class D Bonds at a per annum interest rate of 7.5% (five-year maturity);

____ Class E Bonds at a per annum interest rate of 7% (five-year maturity); and

____ Class F Bonds at a per annum interest rate of 8% (five-year maturity).

Interest shall be computed on the basis of a year consisting of 360 days, with interest credited daily to Payee’s Account consisting of the same daily amount regardless of the actual number of days in such month. Such calculations shall be made in the Maker’s sole discretion. Upon credit of the interest to Payee’s Account, the interest shall be deemed paid in full.

(b) Payment of Outstanding Principal Balance. Payments of the Outstanding Principal Balance will be credited by Maker to Payee’s Account on or prior to the repayment of the Bond at the demand of the Payee or the redemption of the Bond by the Maker. Upon credit of the Outstanding Principal Balance to the Payee’s Account, the Outstanding Principal Balance shall be deemed paid in full.

(c) Redemption by Maker; Repayment at Payee’s Demand.

(i) Redemption by Maker. The Bond shall be redeemable as provided in Section 2(a) above, by the Maker upon five (5) days’ notice to Payee at par value plus any accrued but unpaid interest up to but not including the date of redemption (the “Redemption Date”). Interest shall cease accruing on the Bond on the Redemption Date. The Outstanding Principal Balance together with interest through the Redemption Date shall be credited to the Payee’s Account within five (5) Business Days following the Redemption Date, with the exception of redemption requests in excess of $50,000, which shall be redeemed within 30 days of the request, upon which all amounts due under this Bond shall be deemed paid in full. “Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of Florida are authorized or required by law or other governmental action to close.

(ii) Optional Redemption by Maker. Each Bond is redeemable by the Company at any time at par value plus any accrued but unpaid interest up to but not including the date of redemption. The Bonds are redeemable upon five (5) days’ notice by the Company to the bond holder and the outstanding principal balance together with the interest will be credited to the Bondholder’s account within five (5) business days following the redemption date.

(iii) Redemption upon death or disability. Within 60 days of the death or total permanent disability of a Bondholder who is a natural person, the estate of such Bondholder, such Bondholder, or legal representative of such Bondholder may request that we repurchase, in whole but not in part, the Bonds held by such Bondholder by delivering to us a written notice requesting such Bonds be redeemed. Any such request shall specify the event giving rise to the right of the holder or beneficial holder to have his or her Bonds redeemed. If a Bond held jointly by natural persons who are legally married, then such request may be made by (i) the surviving Bondholder upon the death of the spouse, or (ii) the disabled Bondholder (or a legal representative) upon total permanent disability of the spouse. In the event a Bond is held together by two or more natural persons that are not legally married, neither of these people shall have the right to request that the Company repurchase such Bond unless each Bondholder has been affected by such an event.

Upon receipt of redemption request in the event of death or total permanent disability of a Bondholder, we will have 90 days from the date we receive facts or certifications establishing to the reasonable satisfaction of the Company supporting the right to be redeemed to designate a date for the redemption of such Bonds which shall be the last day of the corresponding quarterly period. Within 25 days of the designated date, we will redeem such Bonds at a price per Bond that is equal to $930 plus all accrued and unpaid interest, to but not including the date on which the Bonds are redeemed

3. Unsecured. This Bond is not secured by any mortgage, lien, pledge, charge, financing statement, security interests, hypothecation, or other security device of Maker of any type, and is a general obligation of the Maker.

4. Events of Default. If any one of the following events shall occur and be continuing (each, an “Event of Default”): if the Maker fails to pay interest when due and the failure continues for 90 days; if we fail to pay the principal, or interest, if any, when due whether by demand of the Payee or by the Maker’s election to redeem; and if the Maker ceases operations, files, or has an involuntary case filed against it, for bankruptcy, are insolvent or make a general assignment in favor of creditors.; then in any such event the Payee may, by notice to the Maker, declare the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon to be immediately due and payable, whereupon this Bond and all such accrued interest shall become and be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker. Notwithstanding the foregoing, if any event described in this clause shall occur, the entire Outstanding Principal Balance together with all interest accrued and unpaid thereon shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

5. Binding Effect; Assignment. This Bond shall be binding upon the Maker and its successors and inure to the benefit of the Payee. This Bond may not be assigned by the Payee. The obligations of the Maker under this Bond may not be delegated to or assumed by any other party, and any such purported delegation or assumption shall be null and void.

6. Miscellaneous.

(a) Both the Outstanding Principal Balance and interest are payable in lawful money of the United States of America. If any payment due hereunder falls on a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required to close under applicable law, such payment shall be payable on the next succeeding business day, with interest accruing thereon until the date of payment thereof.

(b) If Maker shall fail to pay any amount payable hereunder on the due date therefor, Maker shall pay all costs of collection, including, but not limited to, attorney’s fees and expenses, incurred by Payee on account of such collection.

(c) The Maker waives presentment, demand, protest and notice of any kind (including notice of presentment, demand, protest, dishonor and nonpayment). The Maker shall pay the Payee all sums which are payable pursuant to the terms of this Bond without setoff, recoupment or deduction of any kind or for any reason whatsoever.

(d) No delay on the part of the Payee in exercising any option, power or right hereunder, shall constitute a waiver thereof, nor shall the Payee be estopped from enforcing the same or any other provision at any later time or in any other instance. No waiver of any of the terms or provisions of this Bond shall be effective unless in writing, duly signed by the party to be charged. This Bond shall not be modified except by a writing signed by both the Maker and the Payee.

(e) This Bond shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the Maker has caused this Bond to be duly executed as of the date first above written.

Bequest Bonds I, Inc.

By:
Name:
Title:

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